SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3 ON
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Galenfeha, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	8711	46-2283393
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2705 Brown Trail, Suite 100
Bedford, Texas 76021
1-800-280-2404 Toll Free | 1-817-945-6448 International
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

James W. Ketner
President/Chief Executive Officer
2705 Brown Trail, Suite 100
Bedford, Texas 76021
Telephone: (800) 280-2404
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Stolzar, Esq.	Kyle L. Tingle
Karlen & Stolzar, LLP	Certified Public Accountants
445 Hamilton Avenue, Suite 1102	2145 East Warm Springs Road
White Plains, New York 10601	Las Vegas, Nevada 89120
Telephone: (914) 949-4600	Telephone: (702) 450-2200

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

EXPLANTORY NOTE

On September 3rd, 2014, the registrant was notified by the Securities and Exchange Commission (“SEC”) staff that is not eligible to use Form S-3 in connection with this current offering. This Amendment No.1 to Form S-3 on Form S-1 is being filed to amend the Original Registration Statement into a Registration Statement on Form S-1. This Amendment No. 1 to Form S-3 on Form S-1 is also being filed pursuant to Section 10(a)(3) of the Securities Act to maintain the registration of certain securities previously registered on Form S-1 (Registration No. 333-188800) which was declared effective by the Securities and Exchange Commission on October 8th, 2013 as amended to (i) include the consolidated financial statements and the notes thereto included in our Audited Annual Report on Form 10-K, for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q, for the period ended June 30, 2014, and (ii) the additional registration of 30,000,000 shares of common stock that have not been sold and 35,660,000 that have previously been sold and are being resold by their current owners, (iii) update certain other information in the Registration Statement Prospectus and Risk Factors, (iv) update the selling shareholders list to include additional shareholders and the additional 26,560,000 shares currently held by the additional shareholders that were not included of the 9,100,000 shares on the effective registration statement.

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)

Common Stock, $.001 par value	65,660,000	$.4	$26,264,000	$3,382.80

1)	This Registration Statement covers the resale by our selling shareholders of up to 35,660,000 shares of common stock previously issued to such selling shareholders.
2)

This registration statement also includes 30,000,000 shares which may be issued by the registrant from time to time in indeterminable amounts, and at indeterminable times. Any securities registered hereunder may be sold separately or with other securities registered hereunder.

3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
4)	Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THE SECURITIES COVERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT SOLICITING AN OFFER TO PURCHASE THE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS PROHIBITED.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION
DATED September 4th, 2014

65,660,000 Shares of Common Stock

This prospectus covers the resale by the selling shareholders identified in this prospectus of up to an aggregate of 35,660,000 shares of our common stock, $0.001 par value per share that have been previously issued, of which 9,100,000 of these shares had previously been registered and declared effective by the Commission on October 8, 2013. The selling shareholders may offer and sell any of the shares covered by this prospectus from time to time through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, or otherwise as described under “Plan of Distribution.” We will not receive any proceeds from the sale of any of the shares by the selling shareholders. We will pay all registration expenses incurred in connection with this offering, but the selling shareholders will pay all of their selling commissions and fees, stock transfer taxes and related expenses. This prospectus also covers the sale of 30,000,000 shares of our common stock, $0.001 par value per share that have not yet been issued or sold. These “Shelf Securities” we offer will have an indeterminate public offering price. We will provide specific terms of any offering, including the price of these “Shelf Securities” to the public, in supplements to this prospectus. These “Shelf Securities” may be offered separately or together in any combination. You should read this prospectus and any applicable prospectus supplement and free writing prospectus carefully before you invest in our securities.

We may sell these “Shelf Securities” on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain more specific information about the offering.

Our Common Stock is listed on the OTCBB (Over the Counter Bulletin Board) under the symbol “GLFH”. On September 4, 2014, our Common Stock has yet to report a trade in the public market. Our principal offices are located at 2705 Brown Trail, Suite 100, Bedford Texas 76021 and our telephone number is (800) 280-2404.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 6 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our securities.

Unless the context otherwise requires, the terms the “Company” refers to Galenfeha, Inc., and the terms “we,” “us” and “our” refer to Galenfeha, Inc. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control and could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We assume no obligation to update or revise forward-looking statements.

Further information on other factors that could affect us is included in the Securities and Exchange Commission (the “SEC”) filings incorporated by reference in this prospectus described below under the heading “Information Incorporated by Reference,” all of which are accessible on the SEC’s website at www.sec.gov. See also “Risk Factors” contained in this prospectus.

Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

SUMMARY

Company Overview

Galenfeha was incorporated on March 14, 2013 under the laws of the State of Nevada with a fiscal year end of December 31. Our corporate office is located at 2705 Brown Trail, Suite 100, Bedford Texas 76021, and our manufacturing facility is located at 9204 Linwood Avenue, Suite 104, Shreveport Louisiana 71106. Our website is www.galenfeha.com, and our primary contact phone numbers are 1-800-280-2404 and 1-817-945-6448. We are an engineering, manufacturing, and product development company that provides engineering services, stored energy products, and alternative power generation products mainly to oil and gas producers. Not only do we provide contractual engineering services, we will produce and implement our proprietary products into the mainstream of natural gas production sites, and sell these products and services to oil and gas producers through a distribution network of oil field services companies.

Galenfeha has developed solutions that can eliminate or reduce the dependence on the solar panel-lead acid battery combinations, and provide a simple, easy to install mechanisms that utilize the energy that already exists within the natural gas pipeline to power computerized flow meters and provide an alternative to lead acid batteries. Our power generation products operate in the existing flow of natural gas production, and utilize the existing kinetic energy flowing through recovery pipelines to generate power for the computers that measure a well’s output. Our products reduce the dependence on conventional options such as expensive solar panels and hazardous lead acid batteries, which have historically been used at natural gas production sites to power computerized flow meters. In May 2014, we began the production of this new battery technology, and at the end of second quarter 2014 began the production of these batteries that ‘outlive’ current lead acid batteries, and have almost zero environmental impact upon disposal of these batteries. Our environmentally “Green” high performance batteries replace existing lead acid batteries currently used in remote location natural gas flow computers. We are currently under a Patent Pending Status for this new technology.

Our products deliver several significant benefits to oil and gas producers and the energy industry as a whole. This technology is designed to:

  simplify the current kluge of apparatus needed to power remote computerized flow meters, generate a reliable, lower carbon footprint energy source for computerized flow meters, increase clean energy production, and
  offer additional options as an alternative energy source for redistribution to local utilities.

Our initial revenue stream comes from three primary sources: 1) our contractual engineering services for engineering projects, 2) the sale of our products through distributor networks, and 3) related implementation services and training to the distributor employees located in the states of Texas and Louisiana. Our products and services reduce our customers’ costs associated with current energy production, reducing carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies.

We believe that the following strengths enable us to compete successfully in the power generation industry:

  Our products are a novel solution for generating clean stored energy.
  Our products are relatively lightweight and compact in size and easy to ship
  Raw materials for manufacturing our products are readily available
  Our products have unique characteristics, not readily-achievable by other technologies in that they can generate power from the kinetic energy that exists within natural gas pipelines.
  Our products provide a more reliable power source designed for use in remote locations of oil and gas production sites which are difficult to reach and maintain.
  Our products will have the ability to provide self-sustaining power that will function in any environmental condition
  The power generated by our technology is compatible for use with existing oil and gas production infrastructure.

Our customers value the reliability of our products, portable size, non-weather dependent, maintenance-free, easy installation and implementation and low environmental impact. Our customers benefit from the elimination of bulky environmentally dependent solar panels, hazardous lead-acid deep cycle marine batteries, as well as the reduction in implementation, maintenance and replacement equipment costs associated with the traditional solar/lead acid battery combinations. We believe that these factors will allow us to continually penetrate the alternative power market with a much quicker return on investment for our customers.

Recent Developments

In the first quarter of 2014, we began developing a new battery technology that will operate flow computers in remote locations. These batteries provide an environmentally friendly, inherently safe, internally temperature regulated, uninterruptible power supply for oil and gas well location monitoring and measurement equipment. By the end of first quarter 2014, these batteries had proven effective in the field, and in April 2014, the Company ordered the first material to begin production of these batteries. At the beginning of May, 2014, we ordered 700 units of the parts necessary to begin the assembly in July 2014. At the beginning of third quarter 2014, we began shipping our patent pending batteries to a distributer in Shreveport, Louisiana. The initial sales of these batteries should allow the Company to become profitable. As of the date of this prospectus, we are designing new technology to meet additional requirements for Oil and Gas Producers, including theft reduction measures, and anticipate commercializing these additional new products by the end of third quarter 2014.

Since inception, the Company has accomplished key milestones outlined in our 2013-2014 statement of work. A majority of the monies spent to date have been for initial financing activities related to creating a public company, developing new products, and R&D cost. We anticipate that by the end of third quarter 2014, the company will become profitable, and that the initial cost for formation activities will be greatly reduced, and the majority use of capital will be in research and development of new products.

A condensed version of our anticipated 2014 Statement of Work is as follows:

1.	Finalize test results in the field for new battery technology. (3/14)
2.	Open manufacturing facility offices in Louisiana. (5/14)
3.	Begin production of our first line of products (7/14)
4.	Develop new products (7/14-12/14)
5.	Search for merger acquisitions for Engineering, Oil, and Gas production (ongoing)

Terms of the Offering

Shares Offered:

This prospectus covers the resale by the selling shareholders of up to an aggregate of 35,660,000 shares of Common Stock; See “Selling Shareholders.” This Prospectus also covers the sale of 30,000,000 shares of “Shelf Securities” not yet issued or sold.

Use of Proceeds:

We will not receive any proceeds from the sales by the selling shareholders of the shares of Common Stock offered hereby. The selling shareholders will receive all of the net proceeds from the sales of such shares. See “Use of Proceeds.” Unless otherwise indicated in any applicable prospectus supplement, the net proceeds from any sale of “Shelf Securities” by us will be used for general corporate purposes, which may include potential acquisitions and exploring other strategic business opportunities. No material acquisitions are probable at this time. If we decide to use the net proceeds from a particular offering of “Shelf Securities” for a specific purpose other than as set forth above, we will describe that in the related prospectus supplement.

Market for the Shares:	Our Common Stock is listed on the OTCBB under the symbol “GLFH.” As of the date of this prospectus, there has not been a trade in the open market on this exchange.

Risk Factors:	You should carefully read and consider the risks discussed in “Risk Factors” before you decide to invest in our securities.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below and in our filings with the SEC, including the risks discussed in the section entitled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our securities could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to This Offering

The shares of Common Stock will generally be available for resale to the public upon registration under the Securities Act.

Upon such registration, these securities will become available for immediate resale. Sales of substantial amounts of our securities in the public market or the perception that such sales might occur, could adversely affect the market price of our Common Stock, and the market value of our securities.

Risks Related to our Company

We are a recently organized company and have limited operations in our business.

We were incorporated on March 14, 2013 and to date have been involved primarily in organization activities and development activities. We have secured limited engineering contracts and have assembled limited real or intangible property rights. Accordingly, we have no way to evaluate the likelihood that our business will be successful. We have earned very limited revenues as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by a new and developing company and the high rate of failure for such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the market acceptance of our services and new products and additional costs and expenses that may exceed current estimates. We are currently providing limited engineering services to clients, and have developed only a few new products that we are currently producing and selling. We are realizing limited amounts of revenues at the time of this prospectus. We recognize that if the effectiveness of our business plan is not forthcoming we will not be able to continue business operations. There is a limited operating history upon which to base any assumption as to the likelihood that we will be successful and there is significant doubt that we will generate enough operating revenues that will achieve profitability. If we are unsuccessful in overcoming these risks, our business will most likely fail.

We have incurred net losses since our inception.

We have not been profitable since our inception. Since our inception on March 14, 2013 through the end of second quarter, June 30, 2014, we had a net loss of ($300,864). Since our inception, we have generated limited revenues from operations. There is a substantial risk that we may never generate enough revenues for our company becoming profitable, and we might have to discontinue operations, in which you could lose your entire investment.

We may not be able to continue as a going concern if we do not execute our business plan or obtain additional financing in the future if necessary.

Our independent accountant’s audit report included on our latest 10K filed with the SEC states that there is substantial doubt about our ability to continue as a going concern. We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon us executing our business plan in the planned amount of time allotted or obtaining additional financing for our planned operations if necessary. There can be no assurance that we will be able to raise any additional funds, or if we are able to raise additional funds that such funds will be in the amounts required or on terms favorable to us. Currently, our plan for raising additional funds is through additional sales of common stock which will have a dilutive effect on current shareholders as discussed in RISKS RELATED TO OUR CAPITAL STOCK.

Our competition is intense in all phases of our business.

Energy production to power remote flow computers has been historically dominated by conventional methods for generating power via solar panels and lead-acid batteries. We are developing new technologies that do not currently exist, and we believe that this new technology should give us a competitive edge due to the simplicity of the design and implementation, reduction in equipment costs for natural gas producers, as well as creating a cleaner, more reliable alternative power source for computerized flow computers in remote gas fields. Our competitors in these niche sectors are more experienced, have vastly greater financial and management resources, and have more established relations with customers than we do. These and other competitors are likely to have distribution channels for their products that we do not have, which places us at a significant disadvantage. Failure of the Company to achieve market acceptance could have a material adverse effect on our business, financial conditions and the results of our operations.

Our directors have other business interests. They may not be able or willing to devote a sufficient amount of time to our business operations and therefore may cause our business to fail.

Some of our directors are employed by or own and operate other businesses. As a result, our operations may occur at times which may not be convenient to Mr. Moore or Mr. Marioneaux. Mr. Moore currently is the CEO of Fleaux Services; Mr. Marioneaux is the Assistant District Attorney for Caddo Parish Louisiana. While our directors presently possess adequate time to attend to our interests, it is possible that the demands on them from other obligations could increase, with the result that they would no longer be able to devote sufficient time to the management of our business. The limited ability of our directors to devote time and effort to our operations may have a negative effect on us and our ability to implement our plan of operations currently and in the future. This could negatively impact the development of our business.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends, to a large extent, on our ability to attract and retain key management and personnel. James Ketner, our President and Chief Executive Officer, and Ms. LaNell Armour, our Secretary and Treasurer, will be devoting all of their efforts to the success of Galenfeha. As we develop additional capabilities and expand the scope of our business, we will require more skilled personnel. Recruiting experienced personnel for the engineering, and natural gas industry is highly competitive. We may not be able to attract and retain qualified executive, managerial and technical personnel needed for our business. Our failure to attract or retain qualified personnel could delay or result in our inability to complete our business plan.

We could have unanticipated requirements for and there is an uncertainty of access to additional capital.

Although we believe we have sufficient capital for the next 12 months, and this capital is sufficient for us to execute our business model, there could be unforeseen expenses that would make it necessary to raise additional capital. There can be no assurance that we will be able to obtain additional financing, and our failure to obtain such additional financing could result in the delay or indefinite postponement of further operations which would have a material adverse effect on our business. Currently, our only plan for raising additional funds is by our directors and officers as additional equity purchases or loans to the company, as well as additional private placements to known individuals with whom we have long term relationships, either of which might not be successful.

We have limited cash flow from operations and have depended on equity financing for our current operations.

Our current operations have been financed through sales of our company’s securities. Although we believe we have sufficient capital available to execute our business plans over the course of the next 12 months, there is no guarantee that we will not incur unanticipated costs related to the execution of our business model, and we may be involved with additional sales of our common stock through private placements to raise additional capital, which in turn would have a dilutive effect on our shareholders.

We lack an operating history.

We were incorporated on March 14, 2013 and we have realized very limited revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to market our engineering services, develop our products, attract customers, and generate revenues through our sales; there can be no guarantee that we will be successful in the execution of our business model.

We have incurred losses since inception and cannot guarantee profitability in the near future.

Based upon current plans, we expect to become profitable in the near future, but because we have incurred losses since inception, and cannot guarantee the continued sales of our new products, there is a substantial doubt that we will become profitable because of our limited operations. We cannot guarantee that we will be successful in generating sufficient revenues in the future. Failure to generate sufficient revenues will cause us to go out of business.

Our operating results may prove unpredictable.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which we have no control. Factors that may cause our operating results to fluctuate significantly include: the level of commercial acceptance by customers of our services and product; fluctuations in the demands of our services and product; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, infrastructure and general economic conditions. If realized, any of these factors could have a material effect on our business, financial condition and operating results, which could result in the complete loss of your investment.

We may not be able to source niche product and gain any significant market acceptance.

The Company’s growth strategy is substantially dependent upon its ability to provide custom engineering services and develop new renewable energy technologies that do not currently exist, manufacture, as well as market those services and products successfully to prospective clients. However, our niche product and engineering services may not achieve significant acceptance. Such acceptance, if achieved, may not be sustained for any significant period of time. Failure of the Company to achieve market acceptance could have a material adverse effect on our business, financial conditions and results of our operations. As of the date of this prospectus, we do not have an established distribution network, nor do we have a product that is operational and available to be distributed for commercial use.

Our officers and directors may have a conflict of interest with the minority shareholders.

Our Directors and Officers beneficially own approximately 58% of our outstanding common stock. Assuming the Directors and Officers sell all of their 2,848,000 shares in this offering, our Directors and Officers will own approximately 54% of all the Company’s shares of common stock. The interest of our Officers and Directors may not be, at all times, the same as that of our other shareholders. Our Officers and Directors are not simply passive investors and their interests as executives and directors may, at times be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon our Officers and Directors exercising, in a manner fair to all of our shareholders, their fiduciary duties as Officers or as members of the Company’s Board of Directors. Also, our Directors and Officers have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets, amendments to our Articles of Incorporation and the election of directors. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of us, which may be disadvantageous to minority shareholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of the costs to the company of compliance with the Act.

We have not yet begun preparing for compliance with Section 404, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future.

Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

RISKS RELATED TO OUR CAPITAL STOCK

We may never pay any dividends to shareholders.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups (JOBS) Act. For as long as we continue to be an emerging growth company, we are eligible to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The offering price of the common stock bears no relationship to our actual value, and may make our shares difficult to sell and therefore should not be used as an indicator of the future market price of the securities.

Since our shares have not yet traded on the OTCBB market, it is not possible at the time of this prospectus to determine what price the market will bear for our common shares. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously un-issued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 500,000,000 shares of capital stock consisting of 500,000,000 shares of common stock, par value $0.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock will be quoted on the OTCBB.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

Our Common Stock is currently, and in the near future will likely continue to be, considered a “penny stock.” As such, our common stock is subject to the penny stock rules as adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

There is no assurance of a public market or that our common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Although our stock is currently listed on the OTCBB exchange there can be no assurance that an orderly liquid market will develop, and if developed will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Investing in the company is highly speculative investment.

A purchase of the offered shares is highly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of their entire investment. The business objectives of the Company are also speculative, and it is possible that we could be unable to satisfy them. The Company’s shareholders may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

Buyers will pay more for our common stock than the pro rata portion of the assets.

The offering price and other terms and conditions regarding the Company’s shares have been arbitrarily determined and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. Additionally, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Buyers of our shares pursuant to this offering will pay more for our common stock than the pro-rata portion of the assets are worth and as a result, investing in our Company may result in an immediate loss.

Anti-takeover rules of certain provisions of the Nevada state law my hinder a potential takeover.

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; or (2) does business in Nevada directly or through an affiliated corporation. At this time, we do not have 100 stockholders of record in the state of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisitions act may discourage companies or persons interested in acquiring a significant interest in or control of Galenfeha, regardless of whether such acquisition may be in the interest of our stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sales by the selling shareholders of the shares of Common Stock offered hereby. The selling shareholders will receive all of the net proceeds from the sales of such shares. See “Use of Proceeds.” Unless otherwise indicated in any applicable prospectus supplement, the net proceeds from any sale of “Shelf Securities” by us will be used for general corporate purposes, which may include potential acquisitions and other strategic business opportunities. No material acquisitions are probable at this time. If we decide to use the net proceeds from a particular offering of “Shelf Securities” for a specific purpose other than as set forth above, we will describe that in the related prospectus supplement.

DETERMINATION OF OFFERING PRICE

Since our common stock has not traded on any exchange or quotation system, the offering price of the shares of common stock was determined by the current bid price on the OTCBB exchanges of $.40 per share. The offering price of $0.4 is based on the average bid price on the OTCBB over the course of the last 30 days.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is listed on the OTCBB exchange, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders. The “Shelf Securities” that have the potential to be offered pursuant to the effectiveness of this registration statement will have a potential dilutive effect in the amount of approximately 40% if all 30,000,000 shares are issued. The following table outlines 3 possible examples of dilution:

Current O/S	Increase from Shelf Offering	New O/S	Total dilutive effect to shareholders
77,812,000	10,000,000	87,812,000	13%
	20,000,000	97,812,000	26%
	30,000,000	107,812,000	39%

SELLING SHAREHOLDERS

In April 2014, the Company completed the Private Placement resulting in the issuance of 32,812,000 shares of common stock. This prospectus covers the public resale by the selling shareholders of the shares of Common Stock. We will bear all registration expenses. We are registering the shares listed in the “Number of Shares Offered Hereby” columns below in order to permit the selling shareholders to offer such shares for resale from time to time. Because each selling shareholder may offer all or a portion of the shares offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling shareholder may retain upon completion of this offering. The shares of our stock being offered by this prospectus may be offered directly by the selling shareholders named below or by pledgees, donees, transferees or other successors in interest thereto, as discussed under “Plan of Distribution” below.

The table below, including the footnotes, lists the selling shareholders and other information regarding (i) the beneficial ownership of shares of our Common Stock by each of the selling shareholders as of June 30, 2014, (ii) the shares of Common Stock being offered pursuant to this prospectus by the selling shareholders, and (iii) the number of shares of our Common Stock expected to be owned by each selling shareholder after the offering of shares pursuant to this prospectus, assuming that all of the shares offered by the selling shareholders pursuant to this prospectus are sold.

Under the rules of the SEC, beneficial ownership includes shares over which the named shareholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to the beneficial ownership of our shares by each selling shareholder is based upon information supplied or confirmed to us by such selling shareholder. The selling shareholders are not broker-dealers, nor are any of the selling shareholders affiliated with a broker-dealer, except as otherwise indicated in the footnotes below. Each selling shareholder represented at the time of purchase that the shares were acquired for investment with no then-present intention to distribute any of the shares to any person.

TABLE OF SELLING SHAREHOLDERS
Name of Selling	Shares	Percentage		Shares	Percentage
Stockholder	Beneficially	Beneficially	Shares to Offer	Beneficially	Beneficially
	Owned prior to	Owned prior		Owned after	Owned After
	Offering	to Offering		Offering	Offering
James Ketner (1)	10,000,000	12.8%	600,000	9,400,000	12%
Richard Owston (1)	10,000,000	12.8%	600,000	9,400,000	12%
Trey Moore (1)	10,000,000	12.8%	600,000	9,400,000	12%
Lucien Marioneaux (1)	10,000,000	12.8%	600,000	9,400,000	12%
Eric Gomez	600,000	*	600,000	-	-
Peter Pagliaruli	1,000,000	1.3%	1,000,000	-	-
Sean Michael Coughlin	1,000,000	1.3%	1,000,000	-	-
David Thadeu	100,000	*	100,000	-	-
Todd Lahr	100,000	*	100,000	-	-
David Anders	100,000	*	100,000	-	-
Michelle Lococo	132,000	*	132,000	-	-
Erick Bacelis	200,000	*	200,000	-	-
LaNell Armour (1)	5,000,000	6.4%	448,000	4,552,000	5.8%
Carol McConnell	100,000	*	100,000	-	-
Ruusamari Teppo	100,000	*	100,000	-	-
Diane Lecomte	100,000	*	100,000	-	-
Jeffrey Lecomte	100,000	*	100,000	-	-
Ernest Essary	100,000	*	100,000	-	-
Mark Levy	100,000	*	100,000	-	-
David Alvis	200,000	*	200,000	-	-
Dr. C. Scott Taylor	200,000	*	200,000	-	-
Tawny D. Thompson	200,000	*	200,000	-	-
Wesley Malmay	200,000	*	200,000	-	-
Scott Taylor	200,000	*	200,000	-	-
Mark S. Faries, Sr.	200,000	*	200,000	-	-
Maury Wooldridge	200,000	*	200,000	-	-
Keith Lockhart	200,000	*	200,000	-	-
Steven C. Horn	200,000	*	200,000	-	-

Kyle Marrus Robinson	200,000	*	200,000	-	-
William D. Pilinski	200,000	*	200,000	-	-
Jeffrey L. Peters	200,000	*	200,000	-	-
Patrick McLaughlin	400,000	*	400,000
Thelma Lennard	240,000	*	240,000	-	-
John Michael Garcia	100,000	*	100,000	-	-
Russell Phelps	100,000	*	100,000	-	-
Bryan Peters	100,000	*	100,000	-	-
David Leimbrook	2,800,000	3.6%	2,800,000	-	-
Michael Kottenbrook	100,000	*	100,000	-	-
Ray S. Moore, Jr. (2)	600,000	*	600,000	-	-
Ray S. Moore, III (2)	100,000	*	100,000	-	-
Jason Strain	100,000	*	100,000	-	-
Wendy Hinnant	100,000	*	100,000	-	-
Robbin Alexander	2,000,000	2.6%	2,000,000	-	-
Kevin Anderson	100,000	*	100,000	-	-
Billy Barefield III	100,000	*	100,000	-	-
Greg Batte	100,000	*	100,000	-	-
Martha Bordelon	100,000	*	100,000	-	-
Darren Brune	200,000	*	200,000	-	-
Brantsen Castloo	200,000	*	200,000	-	-
Kennan Castloo	200,000	*	200,000	-	-
Charles Coco Jr.	200,000	*	200,000	-	-
Dick Conley	200,000	*	200,000	-	-
Heather Coughlin	100,000	*	100,000	-	-
Larry Culp	100,000	*	100,000	-	-
Darren Deville	100,000	*	100,000	-	-
Joseph Distefano	100,000	*	100,000	-	-
Mary Easley	100,000	*	100,000	-	-
Rick Ganey	1,000,000	1.3%	1,000,000	-	-
Raven Hamill	100,000	*	100,000	-	-
Kevin Hammond	100,000	*	100,000	-	-
Donald Hathaway	100,000	*	100,000	-	-
Keith Horton	200,000	*	200,000	-	-
Robert Jackson	100,000	*	100,000	-	-
Todd Jackson	100,000	*	100,000	-	-
Dale Laurence	100,000	*	100,000	-	-
Deeanna Laurence	200,000	*	200,000	-	-
Peter Lockwood	100,000	*	100,000	-	-
Mark Long	120,000	*	120,000	-	-
Patty Lowe	100,000	*	100,000	-	-
Eryn Luman	200,000	*	200,000	-	-
Craig Marcotte	600,000	*	600,000	-	-
Barte Marlowe	100,000	*	100,000	-	-
Christopher Marlowe	1,000,000	1.3%	1,000,000	-	-
Cynthia Marlowe	100,000	*	100,000	-	-
Matthew Marlowe	100,000	*	100,000	-	-
Litt Martin	100,000	*	100,000	-	-
Robbie Mayberry	100,000	*	100,000	-	-
Robert Andrew Mayberry	100,000	*	100,000	-	-
Christopher McFarlain	100,000	*	100,000	-	-
Ken Meeks	100,000	*	100,000	-	-
Jesus Mendez	100,000	*	100,000	-	-
Kandace Monney	100,000	*	100,000	-	-
Addison Moore	100,000	*	100,000	-	-
Judith Diane Moore (2)	4,000,000	5.1%	4,000,000	-	-
Michelle Lee Moore	100,000	*	100,000	-	-
Zachary Taylor Moore	100,000	*	100,000	-	-
Daniel Scott Moreland	1,000,000	1.3%	1,000,000	-	-
Mathew Scott Moreland	1,000,000	1.3%	1,000,000	-	-
Bennett Murff	220,000	*	220,000	-	-
Brian Nallin	500,000	*	500,000	-	-

Janis Nallin	100,000	*	100,000	-	-
Micah Patton	100,000	*	100,000	-	-
Jon Paul	100,000	*	100,000	-	-
Orlando Pipkin	400,000	*	400,000	-	-
Jeffrey Ransom	200,000	*	200,000	-	-
Joe Robbins	100,000	*	100,000	-	-
Matt Saul	120,000	*	120,000	-	-
Leo Savage Jr.	480,000	*	480,000	-	-
Burnard Tabor Jr.	100,000	*	100,000	-	-
Stacey Tower	100,000	*	100,000	-	-
Joseph Valentine	200,000	*	200,000	-	-
Adam Vegas	600,000	*	600,000	-	-
Clinton Vegas	200,000	*	200,000	-	-
Amber Wallace	100,000	*	100,000	-	-
Mark Warren	2,000,000	2.6%	2,000,000	-	-
William Wiethaupt III	100,000	*	100,000	-	-
Jared Wiley	100,000	*	100,000	-	-
Mary Wiley	100,000	*	100,000	-	-
Terrie Wiley	100,000	*	100,000	-	-
Donald Wilhite	100,000	*	100,000	-	-
Michael Wilhite	100,000	*	100,000	-	-
Scott Willis	200,000	*	200,000	-	-
Total	77,812,000		35,660,000

*Less than 1%
(1) Selling shareholder is an affiliate and received stock for an initial investment in the Company at a purchase price of $.001 per share.
(2) Selling shareholder is a relative of Mr. Trey Moore, a Director of the Company. They do not occupy the same household.

There are no agreements between the Company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the selling shareholders to permit the resale of these securities by the holders of the shares of Common Stock from time to time after the date this prospectus becomes effective. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Common Stock We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling the shares of Common Stock:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1 and IM-2440-2.

In connection with sales of the shares of Common Stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Common Stock short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling shareholders may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our shares of Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares of Common Stock were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of 500,000,000 shares of capital stock, of which 500,000,000 shares are common stock, $0.001 par value per share. We do not have any preferred stock authorized.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, $0.001 par value per share. Currently, we have 77,812,000 shares of common stock issued and outstanding. We have no preferred stock that converts into common stock outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. The transfer agent’s telephone number is (727) 289-0010.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with our Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Experts

Karlen & Stolzar, LLP, 445 Hamilton Avenue, Suite 1102, White Plains, New York 10601, and Telephone: (914) 949-4600 has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

Kyle L. Tingle, CPA, LLC, our independent registered public accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports, dated March 15, 2014, has presented its report with respect to our December 31, 2013 audited financial statements.

DESCRIPTION OF THE BUSINESS

Galenfeha was incorporated on March 14, 2013 under the laws of the State of Nevada with a fiscal year end of December 31. Our corporate office is located at 2705 Brown Trail, Suite 100, Bedford Texas 76021, and our manufacturing facility is located at 9204 Linwood Avenue, Suite 104, Shreveport Louisiana 71106. Our website is www.galenfeha.com, and our primary contact phone numbers are 1-800-280-2404 and 1-817-945-6448. We are an engineering, manufacturing, and product development company that provides engineering services, stored energy products, and alternative power generation products mainly to oil and gas producers. Not only do we provide contractual engineering services, we will produce and implement our proprietary products into the mainstream of natural gas production sites, and sell these products and services to oil and gas producers through a distribution network of oil field services companies.

Galenfeha has developed solutions that can eliminate or reduce the dependence on the solar panel-lead acid battery combinations, and provide a simple, easy to install mechanisms that utilize the energy that already exists within the natural gas pipeline to power computerized flow meters and provide an alternative to lead acid batteries. Our power generation products operate in the existing flow of natural gas production, and utilize the existing kinetic energy flowing through recovery pipelines to generate power for the computers that measure a well’s output. Our products reduce the dependence on conventional options such as expensive solar panels and hazardous lead acid batteries, which have historically been used at natural gas production sites to power computerized flow meters. In May 2014, we began the production of this new battery technology, and at the end of second quarter 2014 began the production of these batteries that ‘outlive’ current lead acid batteries, and have almost zero environmental impact upon disposal of these batteries. Our environmentally “Green” high performance batteries replace existing lead acid batteries currently used in remote location natural gas flow computers. We are currently under a Patent Pending Status for this new technology.

Our products deliver several significant benefits to oil and gas producers and the energy industry as a whole. This technology is designed to:

  simplify the current kluge of apparatus needed to power remote computerized flow meters, generate a reliable, lower carbon footprint energy source for computerized flow meters, increase clean energy production, and
  offer additional options as an alternative energy source for redistribution to local utilities.

Our initial revenue stream comes from three primary sources: 1) our contractual engineering services for engineering projects, 2) the sale of our products through distributor networks, and 3) related implementation services and training to the distributor employees located in the states of Texas and Louisiana. Our products and services reduce our customers’ costs associated with current energy production, reducing carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies.

We believe that the following strengths enable us to compete successfully in the power generation industry:

  Our products are a novel solution for generating clean stored energy.
  Our products are relatively lightweight and compact in size and easy to ship
  Raw materials for manufacturing our products are readily available

  Our products have unique characteristics, not readily-achievable by other technologies in that they can generate power from the kinetic energy that exists within natural gas pipelines.
  Our products provide a more reliable power source designed for use in remote locations of oil and gas production sites which are difficult to reach and maintain.
  Our products will have the ability to provide self-sustaining power that will function in any environmental condition
  The power generated by our technology is compatible for use with existing oil and gas production infrastructure.

Our customers value the reliability of our products, portable size, non-weather dependent, maintenance-free, easy installation and implementation and low environmental impact. Our customers benefit from the elimination of bulky environmentally dependent solar panels, hazardous lead-acid deep cycle marine batteries, as well as the reduction in implementation, maintenance and replacement equipment costs associated with the traditional solar/lead acid battery combinations. We believe that these factors will allow us to continually penetrate the alternative power market with a much quicker return on investment for our customers.

Recent Developments

In the first quarter of 2014, we began developing a new battery technology that will operate flow computers in remote locations. These batteries provide an environmentally friendly, inherently safe, internally temperature regulated, uninterruptible power supply for oil and gas well location monitoring and measurement equipment. By the end of first quarter 2014, these batteries had proven effective in the field, and in April 2014, the Company ordered the first material to begin production of these batteries. At the beginning of May, 2014, we ordered 700 units of the parts necessary to begin the assembly in July 2014. At the beginning of third quarter 2014, we began shipping our patent pending batteries to a distributer in Shreveport, Louisiana. The initial sales of these batteries should allow the Company to become profitable. As of the date of this prospectus, we are designing new technology to meet additional requirements for Oil and Gas Producers, including theft reduction measures, and anticipate commercializing these additional new products by the end of third quarter 2014.

Since inception, the Company has accomplished key milestones outlined in our 2013-2014 statement of work. A majority of the monies spent to date have been for initial financing activities related to creating a public company, developing new products, and R&D cost. We anticipate that by the end of third quarter 2014, the company will become profitable, and that the initial cost for formation activities will be greatly reduced, and the majority use of capital will be in research and development of new products.

A condensed version of our anticipated 2014 Statement of Work is as follows:

1.	Finalize test results in the field for new battery technology. (3/14)
2.	Open manufacturing facility offices in Louisiana. (5/14)
3.	Begin production of our first line of products (7/14)
4.	Develop new products (7/14-12/14)
5.	Search for merger acquisitions for Engineering, Oil, and Gas production (ongoing)

Potential Revenue

Our initial revenue stream comes from three primary sources: 1) our contractual engineering services for engineering projects, 2) the sales of our products through a distributor network, and 3) related implementation services and training to the distributor employees located in the states of Texas and Louisiana. Our products and services reduce our customer’s cost associated with current energy production, reducing carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies. Since we recently began operations of our business, we can provide no assurance that we will continue to successfully develop and sell our products or services related to our planned activities.

Marketing and Distribution

We have been executing on our business plan by refining our business model, developing products, implementing these products in oil and gas field environments, setting up distribution channels in the United States and planning for distribution outside the U.S. Key members of our Board of Directors currently hold positions in natural gas production companies that will allow us to establish a preliminary distribution channel. Utilizing the established network of natural gas producers and a demonstrable prototype, we will expand our reach throughout the US and globally.

Competition

Our initial power generation products and batteries are unique to the natural gas market therefore there is no direct competitors; however, our products would be considered a replacement for the traditional combination of deep cycle lead-acid batteries and solar panels. In each of these industries, there are a large number of companies around the world manufacturing deep cycle lead-acid batteries and solar panels. According to an annual market survey done by Photon International, the top 10 solar module players are dominated by Chinese companies; the US companies listed were First Solar and SunPower.

Today the main solution for powering remote well locations comprises a combination of lead-acid deep-cycle battery and portable solar panels. Both of these products are required to create the current power source for remote computerized flow meters and these are the markets in which we are currently targeting. Major modes of failure of deep-cycle batteries are loss of the active material due to shedding of the plates, and corrosion of the internal grid that supports active material. The capacity of a deep cycle battery is usually limited by electrolyte capacity and not by the plate mass, to improve life expectancy. Solar power has its drawbacks as well. According to an article posted to clean energy ideas the disadvantage of Solar Energy include high upfront installation costs, large surface area required, dependence on the weather, no night-time functionality. The article can be found here: http://www.clean-energy-ideas.com/solar/solar-energy/disadvantages-of-solar-energy In each of these industries, there are a large number of companies around the world manufacturing deep cycle lead-acid batteries and solar panels. According to an annual market survey done by Photon International, the top 10 solar module players are dominated by Chinese companies; the US companies listed were First Solar and Sunpower. Among the leaders in the deep-cycle lead acid battery manufacturers are Exide Technologies, NorthStar Battery and Crown Batteries. All of these companies have well established manufacturing and distribution networks worldwide.

Our products have none of the inherent issues associated with technologies currently being used to power remote well production locations. Our products are not dependent on nor affected by weather conditions, nor does it contribute to the carbon footprint or climatic change issues because it uses the naturally occurring flow of kinetic energy within natural gas pipelines to create power. Our products produce clean, sustainable power replacements to lead acid batteries, and clean alternative to power generation as long as the well is producing gas. Our greatest challenges are establishing a broad distribution network, creating a supply chain management system, and continually commercializing our products to the greater portion of North America.

Competitive Advantages

The basis of competition in our industry is reliability and profitability. If a power source is inefficient or unreliable, flow meter computers do not function and therefore do not record the amount of gas flowing through the pipe, which directly affects the Gas Company’s output records and therefore their profitability. The complexity of power sources inherently creates a more difficult and expensive implementation in terms of equipment and manpower. The simplicity of the implementation of our products makes them attractive to field services companies because it takes much less time to install therefore more profitable.

We believe that the following strengths should enable us to compete successfully in the power generation industry and have listed these attributes what we currently have and what we anticipate

  Current - Our products are a novel solution for storing and generating clean electricity
  Current - Our products are lightweight, compact in size, and easy to ship, relative to the size of a typical lead acid battery. Most remote solar powered lead acid battery arrays weigh hundreds of pounds, occupy a space of over 6 cubic feet, and have to be shipped via trucks or trailers. Our products are more compact and contain no hazardous material.
  Current - Raw materials for our products are readily available, made of materials that are easily attainable, and the materials used in the production of our product have little environmental impact.
  Current – We are delivering our products with great results and are being readily accepting in the Oil and Gas industry.
  Expected – We will constantly be developing new products that offer a more reliable power source than is what is currently used today, and is not dependent on environmental factors such as weather conditions that current lead acid batteries and solar panels require.

Contract Engineering Services/Product Development

The engineering services we will provide will be difficult to immediately define. Our first engineering request occurred on July 8, 2013, when we met with Fleaux Services’ management team, who requested a solution to design a more reliable power source for flow meters and eliminate the current lead-acid batteries and solar panels technology. Fleaux Services was the first company to test the feasibility and reliability of these types of products. Our product were contually developed through the end of 2013, and refined in first quarter 2014. We began production of ‘clean’ battery technology at the end of 2nd quarter 2014, and are currently in production. Our primary distributer is Fleaux Services although there is no contractual agreement in place with Fleaux Services. We bill for engineering services as needed for the implementation of our new products, training for employees who install our products, custom ‘tuning’ of our new products for individual wells, and the cost of the actual products. We currently have a non-contractual arrangement with Fleaux Services in which they purchase our products and services for a price that enables us to profit from the relationship but the amount of such a profit cannot be determined now and it is possible that such an arrangement may not be able to continue.

Market Analysis

The U.S. Energy Information Administration informs us that global energy consumption is in the trillions of dollars. We believe our technology will enable natural gas producers to operate in a more environmentally friendly manner. Natural gas producers are looking for a more efficient technology for powering remote locations. Currently, natural gas producers use a combination of lead-acid batteries and solar panels to power the monitoring systems in these remote locations. We believe our technology simplifies the power generation, and eliminates hazardous waste and problematic recycling of lead-acid deep-cycle batteries and significantly decreases the time for return on investment on solar panels. We expect our technology will enable energy producers to operate more efficiently and with cleaner methods.

Renewable energy commercialization currently involves the deployment of three generations of renewable energy technologies dating back more than 100 years. Total investment in renewable energy reached $257 billion in 2011, up from $211 billion in 2010.

Industry Analysis

Management believes that energy producers and suppliers are aware of the global and environment issues worsening with the continued use of current methods of energy production. This will allow us to offer competitive solutions in the multi-billion dollar arena of energy production.

Strategy and Implementation Summary

Our technology while simple is also scalable to larger applications and can be implemented globally, as the technology leverages the pressure naturally created in natural gas production. Galenfeha will develop new applications for the energy industry based on our clean, renewable technology that are currently not available in the market. Field test of the initial prototypes have provided the initial proof of concept allowing for implementation of the technology on a much broader scale through the remainder of this year.

Key elements of our business strategy include:

  Partnering with natural gas producers with knowledge of sector specific issues which can be solved with our technology.

  Identifying industry-centric partnerships for technology out-licensing and in-licensing opportunities.

  Fostering commercial relationship with industry partners.

  Developing pricing models that capitalize on available energy subsidies to make our product affordable and attractive to our target markets.

  Developing cost-effective and efficient supply-chain management and manufacturing processes.

  Identifying and potentially acquiring strategic and/or complementary technologies.

Online Marketing Strategy

We operate and maintain a website found at www.galenfeha.com, which will be the primary vehicle for our online marketing strategy. It has been designed to convey our objectives, progress on new developments, links to social media, an overview of our products and engineering services, as well as provide a link to the SEC.gov site to access to our financial information, and contact information for customers who have questions about our product or services.

The public may read and copy any materials we file with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov ).

Research and Development Expenditures

To date, we have spent approximate $25,000 on developing our products. We anticipate continued additional cost being associated for developing new technology as required. At this time, we have not outlined a specific budget for specific projects. We have recently hired full time engineers to help reduce the cost of contractual engineers and staff associated with development cost.

Patent and Trademarks

We currently have a “Patent Pending’ application filed for our new computer controlled battery technology. We are investigating trademarking our logo and other language associated with our company.

Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceedings.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the construction and operation of any facility in any jurisdiction in which we would conduct activities.

Need for Government Approval for its Product or Services

We are not required to apply for or have any government approval for our product or services.

DESCRIPTION OF PROPERTY

We currently lease and occupy space at 2705 Brown Trail, Suite 100, Bedford Texas, which supports our executive offices as well as our Research and Development facility. Our lease agreement for approximately 2,000 square feet, signed on June 20, 2013 is for five (5) years, at $24,000 per year, and expires on June 20, 2018. The selection of our engineering facility in Bedford Texas facilitates our statement of work because (i) it is close to one of the most accessible airports on the planet, (ii) the housing/rent/costs in this area are extremely affordable to attract contract engineers, (iii) the State of Texas is ‘Business friendly, (iv) there is a large pool of talent in the DFW metroplex we can attract to assist us in our product development. Management believes that our current arrangement is sufficient for its needs at this time. We recently opened a manufacturing facility in Shreveport Louisiana. Our lease is for 2 years at a rate of $850/month, prepaid through 2014. The address for this facility is 9204 Linwood Avenue, Suite 104, Shreveport Louisiana 71106.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is currently listed on the OTCBB exchange under the ticker symbol GLFH. To date, our stock has not traded on this exchange and there is currently no trading market for our common stock, and there is no assurance that a regular trading market will ever develop. There are no warrants or options outstanding, and none of the issued and outstanding common stock is currently able to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended.

OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Holders of Common Stock

As September 4th 2014 there were 77,812,000 shares of common stock issued and outstanding held by 114 stockholders of record.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

On October 17th, 2013, the company filed on form S-8, an employee stock compensation plan. This S-8 registration statement registers 100,000,000 shares of common stock which includes 45,000,000 shares of common stock that may be resold by Directors originally purchased at par value upon the formation of the Company that are covered by the “Affiliate Resale Restriction Agreement” and are released to each Director upon completion of the terms of the agreement as compensation for services completed, and 5,000,000 shares that may be resold by employees originally issued to them as compensation for services rendered, and 55,000,000 shares not yet issued for compensation of services.

In October 2013, the company entered into an agreement with the Directors called “Employee Resale Restriction Agreement”. In short, this plan prevents a Director of the company to terminate his positi0on, and keep stock they acquired upon the formation of the company. Details of the agreement can be found on Form 8-K filed with the Securities and Exchange Commission on October 25, 2013.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file or have filed with the SEC. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014 (File No. 333-188800);
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 15, 2014 (File No. 000-55178);
  Our Current Reports on Form 8-K, filed with the SEC on from June 16, 2014 through the date of Registration Statement (File No. 333-188002);
  The description of our Common Stock contained in our Registration Statement on Form S-1, as amended, initially filed with the SEC on May 23, 2013 (File No. 333-188800); and
  All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part until the offering of securities pursuant to this prospectus is complete.

Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

We will deliver without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus. Requests for any of these documents should be made in writing or orally and should be directed to: Galenfeha, Inc., Attention: LaNell Armour, 2705 Brown Trail, Suite 104, Bedford, Texas 76021

ADDITIONAL INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement. For further information about us, please see the complete registration statement.

We are subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including registration statements and all of their exhibits, at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed above, are also available from the SEC’s website at http://www.sec.gov or on our website at http://www.jaxbank.com. The information contained on our website is not deemed a part of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included in this report and those in our Form 10-K filed with the Securities and Exchange Commission on March 27, 2014. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, those described under “Risk Factors” included in Part II, Item IA of this report.

Background Overview

Galenfeha incorporated in the State of Nevada on March 14, 2013, as a for-profit company with a fiscal year end of December 31. Our executive office is located at 2705 Brown Trail, Suite 100, Bedford, Texas 76021. Our Telephone numbers are Toll free 1-800-280-2404, International 1-817-945-6448, and our facsimile number is 817-887-1455. Our email address is info@galenfeha.com and our website address is www.galenfeha.com.

The purpose of the company is to offer energy producer’s contractual engineering services and develop alternative power products that will assist these producers in reducing cost and operate more efficiently. To date, operations have been on a limited basis. Since our inception, we have focused on developing the company, research and development, and the commercialization of our new products. Recently we began acquiring inventory for the production of company’s patent pending new battery technology. These batteries provide an environmentally friendly, inherently safe, internally temperature regulated un-interruptible power supply for oil and gas well location monitoring and measurement equipment. By the end of first quarter 2014, these batteries had proven effective in the field, and in April 2014, the company ordered the first material to begin production of these batteries. During the first part of third quarter, the company began manufacturing the larger 120 amp hour batteries. During the first part of third quarter, the company began selling said batteries. The company also began manufacturing 40 amp hour units and selling these units. The company’s immediate future goals are to reduce operating cost with initial design and manufacturing associated with the startup of production. Some of these goals will be met by larger production runs, more products made in the United States thereby reducing cost of shipping which in turn will help increase profit margins. Management is anticipating profitability by the end of third quarter.

Since the company’s inception, the company has accomplished key milestones outlined in our 2013-2014 statement of work. A majority of the monies spent to date have been for initial financing actives related to creating a public company, developing new products, R&D cost, and purchasing inventor for production. We anticipate that by the end of third quarter 2014, the company will become profitable, and that the initial cost for formation activities will be greatly reduced, and the majority use of capital will be in research and development of new products.

A condensed version of our anticipated 2014 Statement of Work is as follows:

1.	Finalize test results in the field for new battery technology. (3/14) (complete)
2.	Open manufacturing facility offices in Louisiana. (5/14) (complete)
3.	Begin production of our first line of products (6/14)( complete)
4.	Develop new products (7/14-12/14) (on going)
5.	Search for merger acquisitions for Engineering, Oil, and Gas production (ongoing)

Results of Operations for the Three Months ending June 30, 2014

Assets

At the end of second quarter 2014, we had total assets of $588,468, of which $183,123 was in cash.

Revenues

Revenues for the three months ended June 30, 2014 and 2013 were $8,000 and $0, respectively. Sales commenced in June 2014.

Cost of Revenues

Cost of Revenues for the three months ended June 30, 2014 and 2013 were $10,041.46 and $0, respectively. 2014 costs were cost of materials and manufacturing supplies.

Operating Expense

Total operating expenses for the three months ended June 30, 2014 and 2013 were $108,774 and $30,614, respectively. Expenses increased as the Company incurred engineering and other professional expenses in preparation for the manufacturing of batteries compared to 2013 when the Company had compliance costs and research and development.

Net Loss

Net loss for the three months ended June 30, 2014 and 2013 were $110,775 and $30,607 respectively as the Company had increased expenses in 2014 for research and development and implementing business plan.; in 2013 there were compliance costs and minimal research and development.

Results of Operations for the Six Months ending June 30, 2014

Revenues

Revenues for the six months ended June 30, 2014 and 2013 were $8,000 and $0, respectively. Sales commenced in June 2014.

Cost of Revenues

Cost of Revenues for the six months ended June 30, 2014 and 2013 were $10,041 and $0, respectively. 2014 costs were cost of materials and manufacturing supplies.

Operating Expense

Total operating expenses for the six months ended June 30, 2014 and 2013 were $162,363 and $31,729, respectively. Expenses increased as the Company incurred engineering and other professional expenses in preparation for the manufacturing of batteries compared to 2013 when the Company had compliance costs and research and development.

Net Loss

Net loss for the six months ended June 30, 2014 and 2013 were $164,369 and $31,722 respectively as the Company had increased expenses in 2014 for research and development and implementing business plan.; in 2013 there were compliance costs and minimal research and development.

Liquidity and Capital Resources

At the end of second quarter 2014, we had $183, 123 in cash compared to $73,480 at December 31, 2013. Our current commitments are research and development expenses related to the development of new technologies for energy producers and the administrative support services. We have sufficient cash for short-term operations and have raised funds through the registration statement to continue research and start production.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our independent registered public accountant.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS

The names, ages and titles of our executive officers and directors are as follows:

Lucien Marioneaux, Jr., 41, has served as the Chairman of the Board since April 2013. In addition to owning and operating Marioneaux Law Firm, a private general law practice specializing in estate planning and general corporate representation including transactions and litigation, Lucien H. Marioneaux, Jr., is presently an Assistant District Attorney in Caddo Parish, Louisiana. Mr. Marioneaux also holds various real estate and natural gas investments along with a variety of private equity holdings in multiple industries including Natural Gas production throughout Texas and Louisiana. He has enjoyed a prominent legal career throughout the State of Louisiana spanning some 15 years. Mr. Marioneaux’s extensive experience in successfully guiding small and large corporations, legal practice and investments in natural gas operations qualifies him to serve as the Chairman of the Board.

Mr. Marioneaux previously held the position of Senior Director of Security, Risk Management and Regulatory Compliance for L’Auberge du Lac Casino Resort from 2005 to 2010, directing all operations within those departments. L’Auberge du Lac is an expansive 227-acre luxury gaming resort located in Lake Charles, Louisiana, with 2,500 employees and revenues exceeding $380 million per year. Mr. Marioneaux was responsible for all aspects of the property regulatory compliance program for the State of Louisiana, the U.S. Department of the Treasury, Financial Crimes Enforcement Network (Title 31) and Sarbanes-Oxley. He directed all general liability and workers compensation matters and worked closely with outside and corporate legal counsel to ensure efficient and effective resolution. In 2008, he was part of the team which implemented a major property expansion at L’Auberge. The $67 million project included a 9-story hotel tower with 250 rooms.

Mr. Marioneaux is active in the Louisiana Bar Association, the Shreveport Bar Association, the DeSoto Parish Bar Association, the Louisiana Casino Association and the Louisiana District Attorney’s Association where he has the unique experience of working directly with local, state and federal governmental and elected officials on issues important to these various interests. From 2008 to 2009, he has served as co-chair of the Southwest Chamber of Commerce’s Governmental Affairs Committee and was a visiting professor for McNeese State University where he taught The Legal Environment of Business from 2008 to 2010. Mr. Marioneaux earned his Bachelor of Science Degree in Accounting from Louisiana Tech University in Ruston, Louisiana in 1995 and his Law Degree from Louisiana State University, Paul M. Hebert Law Center, in Baton Rouge, Louisiana in 1998.

James W. Ketner, 48, serves as President/CEO and Director. Mr. Ketner has over 24 years of experience as the Director and Chief Executive Officer of public and private corporations. From 2005 to 2011, upon founding Kelyniam Global, Inc. on December 30, 2005, he was responsible for taking the company public, receiving FDA 510(k) approval, maintaining compliance with ISO 13485, 21 CFR 820, and commercially launching cranial and maxillofacial custom prosthetics. He has a successful track record of directing public companies, streamlining operations, and maximizing productivity through increased efficiency and productivity using state of the art technology. Mr. Ketner has spent most of his professional career as a contract consulting Engineer for Fortune 500 multinational companies. In 1988, Mr. Ketner started his career as a numeric control programmer at General Dynamics. In 1991, Mr. Ketner embarked on his entrepreneurial career as a consultant, with clients such as General Dynamics, Pratt and Whitney, Boeing, Lockheed, Daimler Chrysler, Fiat, Honda Research and Development, Rockwell, Sikorsky Aircraft, Embraer SP, and Dassault/Falcon Jet. Mr. Ketner has traveled extensively and is well versed in conducting business in North and South America. As a resourceful decision-maker combining strong leadership and organizational skills, Mr. Ketner has the ability to direct programs throughout the design and manufacturing processes because of his extensive experience and expertise in high tech engineering and manufacturing environments.

Richard Owston, 76, serves as a Director since his appointment in March, 2013. Mr. Owston has over 45 years of experience in large scale privately owned and publicly held corporations in the oil and natural gas industry. Mr. Owston’s vast experience and established relationships in the oil and natural gas industry will prove valuable to the Company in establishing distribution channels, sales and marketing. Mr. Owston, served on the Board of Directors of Kelyniam Global, Inc., from January 2008 through September 2009, Mr. Owston was also the President of J-W Measurement Company, a division of J-W Operating Company from 2000 to 2012. From 1976 to 1993, Mr. Owston was the Vice President of Sales for The Western Company. Prior to his employment at The Western Company, Mr. Owston was the Human Resource Manager for the Wyly Corporation from 1972 to 1976. He worked for General Electric from 1963 to 1972 as the training and professional employee development group. During his tenure with this companies, Mr. Owston has served as a key initiator in the growth and development of these companies and has a proven track record, which encapsulates but is not limited to, operations consolidation and cost reduction, obtaining continued growth and profitability through increased corporate exposure, marketing and sales, employee relations, human resource development, as well as many other diverse roles as the demands of the organization’s required. Mr. Owston graduated with a Bachelor of Science in Business Administration from Kansas State University.

Trey Moore, 41, has served as a Director since March, 2013. Mr. Moore has over 24 years of experience as a senior level executive in the oil and natural gas industries. From 2005 to Jan 2012 Mr. Moore worked as the general manager of the Eastern Division of J.W. Measurement Company, where he provided a significant contribution in growing revenues from $6 million to $140 million over the course of 13 years. In March of 2012, Mr. Moore became a co-founder and Chief Executive Officer of Fleaux Services of Louisiana currently with 6 offices, 40 employees and on track to generate $15 million in annual revenue. His proven leadership ability has rapidly expanded Fleaux Services into associated oil and natural gas exploration markets and neighboring geographic areas such as Arkansas, Texas, and Colorado. Mr. Moore is extremely talented in identifying and creating innovative, niche products and services to optimize production at a lower cost with less manpower and greater efficiency for small and large scale oil and natural gas producers. He has a successful track record of executing new business strategies, and developing new technologies. From August 2010 to present, Mr. Moore manages the operations of Eagle Oil, an oil and natural gas operator in Texas and Louisiana. Mr. Moore’s vast oil and natural gas experience has given him an expansive understanding of the needs for better engineered products and services. He is respected by his peers, and is considered to be one of the most proficient, driven individuals in the energy industry, which is why Mr. Moore is qualified to be a Director of the company. Mr. Moore is a veteran of the United States Marine Corps.

LaNell Armour, 50, has served as a Director since April, 2013, and currently serves as an executive officer in the capacity of Secretary and Treasurer. Ms. Armour has developed a vast network of high profile, high net-worth individuals through her 25 year career in public relations. These relationships will benefit the company in future capital raising activities. Her experience in public relations will provide a firm foundation for her primary responsibilities in investor relations and corporate communications. Currently, Ms. Armour is also a senior faculty member at the Music Institute of North Texas since 2010. She joined Dallas Chamber Music in 2010 as General Manager, and was named Executive Director on June 1, 2012 and continued to serve until January 2013. Prior to the Dallas Chamber Music, Ms. Armour spent eight years, from 2001 through 2008 as the Public Relations Manager for the world-renowned Chicago Symphony Orchestra as Public Relations Manager. From 1999 to 2001, Ms. Armour served as the Public Relations Manager for the Ravinia Festival in Highland Park, Illinois. Ms. Armour became a writer, then editor at “Clavier” magazine in Chicago from 1996 through 1999. Ms. Armour holds a Bachelor of Music degree in Piano Performance with a minor in English from The University of Tennessee.

Term of Office

Each of the directors is appointed to hold office until the next annual meeting of our stockholders or until his respective successor is elected and qualified, or until he resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our Board of Directors and hold office until removed by the Board or until their resignation.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Director Independence

Our Board of Directors is currently composed of five members, Mr. James Ketner, Mr. Lucien Marioneaux, Mr. Trey Moore, Mr. Richard Owston, and Ms. LaNell Armour, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objectives tests, such as that the director is not and has not been for a least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our Board of Directors has not made a subjective determination as to each director hat no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our Board of Directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management team.

Significant Employees

We currently have 4 employees that are on a full time basis.

Our Directors and affiliates have not been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limited him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of securities. Our Directors and affiliates have not been convicted in any criminal proceeding (excluding traffic violations) nor is he/she subject of any currently pending criminal proceeds.

Director Compensation

There are no current compensation agreements between the company and its directors. The Directors have agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide director salaries. At this time, we cannot accurately estimate when sufficient revenues will occur to implement this compensation, or what the amount of the compensation will be.

Executive Compensation

As of the date of this prospectus, there is one executive employment compensation agreement between the company and its President/CEO, Mr. James Ketner in the amount of $36,000 per year. This compensation agreement began on the 1st of May, 2013, and is not retroactive for the year 2013. Mr. Ketner’s total compensation agreement will be in the amount of $24,000 for the remainder of the year 2013. Mr. Ketner currently devotes approximately 40 hours per week to manage the affairs of the company and has agreed to devote additional time as required in order to meet the requirements necessary to execute the company’s business plan.

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers and directors for all services rendered in all capacities to us for the period from inception (March 14, 2013) through June 30, 2013.

Summary Compensation Table

Name and Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Ketner President/CEO	2013	60,000	(1)	0	0	0	0	0	0	60,000
Richard Owston Director	2013	0		0	0	0	0	0	0	0
Trey Moore Director	2013	0		0	0	0	0	0	0	0
Lucien Marioneaux Chairman	2013	0		0	0	0	0	0	0	0
LaNell Armour Director/Secretary /Treasurer	2013	60,000	(1)	0	0	0	0	0	0	60,000

(1) This amount is for a yearly salary of $60,000.

Outstanding Equity Awards at Fiscal Year-End

There were no grants of stock options since inception to the date of this Prospectus.

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

The Board of Directors of Galenfeha has not adopted a stock option plan. The Company has no plans to adopt a stock option plan, but may choose to do so in the future. If such a plan is adopted, this may be administered by the board or a committee appointed by the board (the “Committee”). The committee would have the power to modify, extend or renew outstanding options and to authorize the grant of new options in substitution therefore, provided that any such action may not impair any rights under any option previously granted. Galenfeha may develop an incentive based stock option plan for its officers and directors and may reserve up to 10% of its outstanding shares of common stock for that purpose.

Stock Awards Plan

The Company has not adopted a Stock Awards Plan, but may do so in the future. The terms of any such plan have not been determined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides the names and addresses of each person known to Galenfeha to own more than 5% of the outstanding common stock as of May 16, 2013 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percentage of Ownership Assuming all of the Shares are Sold

Common Stock	James Ketner (1) 2705 Brown Trail Suite 100 Bedford, Texas 76021	10,000,000	13%	12.2%
Common Stock	Richard Owston (1) 2705 Brown Trail Suite 100 Bedford, Texas 76021	10,000,000	13%	12.2%
Common Stock	Trey Moore (1) 2705 Brown Trail Suite 100 Bedford, Texas 76021	10,000,000	13%	12.2%
Common Stock	Lucian Marioneaux (1) 2705 Brown Trail Suite 100 Bedford, Texas 76021	10,000,000	13%	12.2%
Common Stock	LaNell Armour 2705 Brown Trail Suite 100 Bedford, Texas 76021	5,000,000	6%	5.8%
	All Officers and Directors as a Group	45,000,000	58%	54%

(1) The persons named above may be deemed to be a “parent” and “promoter” of our Company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings.

Our officers and directors will continue to own the majority of our common stock after the offering, regardless of the number of shares sold. Since they will continue control the Company after the offering, investors will be unable to change the course of the operations. Thus, the shares we are offering lack the value normally attributable to voting rights. This could result in a reduction in value of the shares you own because of their ineffective voting power. None of our common stock is subject to outstanding options, warrants, or securities convertible into common stock.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 31, 2013, the company issued 2,500,000 shares of common stock to Mr. James Ketner in exchange for office equipment valued at $2,500, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors have limited indemnification as provided by the Nevada Revised Statutes and our Articles of Incorporation. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Description	Amount
SEC registration fee	$3,600
Printing expenses	1,000
Legal fees and expenses	2,500
Accounting fees and expenses	1,000
Miscellaneous expenses	400
Total	$8,500

Item 15. Indemnification of Directors and Officers

Nevada State business code permits, but does not require corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the Articles of Incorporation provide otherwise, whether or not the corporation has provided for indemnification in its Articles of Incorporation. Our Articles of Incorporation do not provide for indemnification of directors, officers, or control persons.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

The Company issued 10,000,000 shares of our $0.001 par value common stock to James Ketner, our President/CEO and director, on March 31, 2013 for a cash contribution in the amount of $7,500, and assets he contributed to the company in the amount of $2,500 for a total cash value of $10,000. The company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Richard Owston, a director, on March 31, 2013 for a cash contribution of $10,000. The company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Trey Moore, a director, on March 31, 2013 for a cash contribution of $10,000.

In the first week of April, 2013, two additional directors joined the company, Ms. LaNell Armour, and Mr. Lucien Marioneaux. Ms. Armour purchased 5,000,000 shares of our $0.001 common stock for a cash contribution of $5,000. Mr. Marioneaux purchased 10,000,000 shares of our $0.001 common stock for a cash contribution of 10,000. Ms. Armour and Mr. Marioneaux stock was issued on April 30, 2013.

On April 17, 2013, the company filed with the Securities and Exchange Commission an exemption from registration offering on Form D. From April 30th 2013, thru April 30, 2014, the company sold 32,812,000 shares of our common stock to private investors at a fixed price of $0.025 for total proceeds of $820,300.

All investors received a Private Placement Memorandum and had a previous existing relationship with the Directors of the issuer, were apprised of all the risks, and signed a share purchase agreement acknowledging they had reviewed the Private Placement Memorandum and were aware of the risk involved with their investment. These shareholders are listed in the selling shareholder table.

The stock outlined above was sold in reliance on the exemption under Rule 505 of Regulation D of the Securities Act of 1933 and in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16. Exhibits

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All exhibits have been previously filed unless otherwise noted.

EXHIBIT NO.	DOCUMENT DESCRIPTION
3.1	Articles of Incorporation of GALENFEHA, INC. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-118880 filed May 23, 2013)
3.2	Bylaws of GALENFEHA, INC. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-118880 filed May 23, 2013)
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-118880 filed May 23, 2013)
5.1	Opinion of Karlen and Stolzar LLP as to the legality of the securities being offered. (previously filed as exhibit on Registration Statement on Form S-3, filed July 10, 2014)
23.1	Consent of Kyle L. Tingle CPA, LLC, an independent registered public accounting firm (previously filed as exhibit on Registration Statement on Form S-3, filed July 10, 2014
23.2	Consent of Karlen and Stolzar LLP (included in Exhibit 5.1 previously filed).

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(5)

That, for the purpose of determining any liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	any other communication that is an offer in the offering made by the registrant to the purchaser.

The registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment number 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bedford, state of Texas on September 4, 2014.

GALENFEHA, INC.

By: /s/ James Ketner

James Ketner
Chief Executive Officer, Chief Financial Officer and
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Ketner	President, Chief Executive Officer and Director	September 4, 2014
James Ketner	(Principal Executive, Financial and Accounting
Officer)

/s/ LaNell Armour	Director, Secretary and Treasurer	September 4, 2014
LaNell Armour

/s/ Lucien Marioneau, Jr.	Chairman of the Board of Directors	September 4, 2014
Lucien Marioneaux, Jr.

/s/ Trey Moore	Director	September 4, 2014
Trey Moore

/s/ Richard Owston	Director	September 4, 2014
Richard Owston